May 23, 2008

Buffalo Funds
5420 West 61st Street
Shawnee Mission, KS  66205

Ladies and Gentlemen:

We have acted as counsel to Buffalo Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Trust of shares of common stock, all without par value, (the “Shares”) of Buffalo Balanced Fund, Buffalo High Yield Fund, Buffalo Large Cap Fund, Buffalo Small Cap Fund and Buffalo USA Global Fund, each a series of the Trust, in connection with the proposed reorganization of Buffalo Balanced Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo Large Cap Fund, Inc., Buffalo Small Cap Fund, Inc., and Buffalo USA Global Fund, Inc. with and into the corresponding series of the Trust (the “Reorganization”) pursuant to an agreement and plan of reorganization (the “Agreement”).

We have examined:  (a) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein), (b) the Trust’s Agreement and Declaration of Trust, Certificate of Trust, and By-Laws, (c) certain resolutions of the Trust’s Board of Trustees, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.  In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents.  We have not independently established any facts represented in the documents so relied upon.

Based upon the foregoing, we are of the opinion that, upon completion of the Reorganization in accordance with the Agreement, the Shares will be duly authorized, validly issued and outstanding, fully paid and non-assessable by the Trust when issued upon the terms of the Agreement included in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and applicable state securities laws.

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.  The opinion expressed herein is limited to the laws (other than the conflict of law rules) of the State of Delaware that are normally applicable to the issuance of shares by registered investment companies organized as Delaware statutory trusts under the laws of that state and to the 1933 Act and the 1940 Act.  We express no opinion with respect to any other laws.

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Buffalo Funds
May 23, 2008

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.